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                      VALHI REPORTS SECOND QUARTER RESULTS


         DALLAS, TEXAS . . August 5, 2003. Valhi, Inc. (NYSE: VHI) reported net income of $17.8 million, or $.15 per diluted share, in the second quarter of 2003 compared to net income of $6.4 million, or $.05 per diluted share, in the second quarter of 2002. For the first six months of 2003, the Company reported income before cumulative effect of a change in accounting principle of $19.4 million, or $.16 per diluted share, compared to income of $2.7 million, or $.02 per diluted share, in the first six months of 2002.

         Chemicals sales and operating income increased in 2003 compared to the same periods of 2002 due primarily to higher average selling prices for titanium dioxide pigments ("TiO2") and higher TiO2 production volumes, partially offset by higher operating costs (particularly for energy). Excluding the effect of fluctuations in the value of the U.S. dollar relative to other currencies, NL's average TiO2 selling prices in billing currencies in the second quarter of 2003 were 7% higher than the second quarter of 2002, with the greatest improvements realized in European and export markets, and were 6% higher in the first six months of 2003 compared to the first six months of 2002. Expressed in U.S. dollars computed using actual foreign currency exchange rates prevailing during the periods, NL's average TiO2 selling prices in the second quarter of 2003 were 19% higher than the second quarter of 2002, and were 18% higher in the first six months of 2003 compared to the same period in 2002.

         NL's TiO2 sales volumes in the second quarter of 2003 decreased 1% compared to the record second quarter of 2002. NL's TiO2 sales volumes in the first six months of 2003, a new record for NL, were 2% higher than the first six months of 2002. NL's TiO2 production volumes in the second quarter of 2003 were 6% higher than the second quarter of 2002, and were 8% higher in the first six months of 2003 compared to the same period of 2002. NL's TiO2 production volumes in the second quarter of 2003 were an all-time quarterly record for NL, and production volumes in the first six months of 2003 were an all-time first half record for NL as well.

         Component products sales were slightly lower in the second quarter of 2003 compared to the second quarter in 2002 due primarily to lower sales volumes of slide products, partially offset by the favorable effect of fluctuations in foreign currency exchange rates. Component products sales were slightly higher in the first six months of 2003 compared to the same period in 2002 as the favorable effect of fluctuations in foreign currency exchange rates more than offset the unfavorable effect of lower sales volumes of ergonomic products. Component products operating income declined in the second quarter and first six months of 2003 compared to the same periods in 2002 due to the unfavorable effect of fluctuations in foreign currency exchange rates, relative changes in product mix and expenses associated with the consolidation of its two Canadian facilities into one facility.

         Waste management sales declined, and its operating loss increased, due to continued weak demand for waste management services as well as costs incurred in 2003 related to certain licensing activities.

         TIMET reported higher sales, and a lower operating loss, in the second quarter of 2003 compared to the second quarter of 2002. During the second quarter of 2003, TIMET's sales volumes for mill products increased 2% compared to the second quarter of 2002, while volumes for melted products increased 109%. The improvement in melted product sales volumes reflects new customer relationships, share gains and changes in product mix. TIMET's average selling prices in billing currencies for mill products in the second quarter of 2003 (as adjusted to exclude the effect of changes in product mix) were 8% lower than the second quarter of 2002, and such selling prices for melted products declined 13%. Expressed in U.S. dollars computed using actual foreign currency exchange rates prevailing during the periods, TIMET's average selling prices for mill products (as adjusted to exclude the effect of changes in product mix) decreased 2% in the second quarter of 2003 compared to the second quarter of 2002. Substantially all of TIMET's melted products are sold in U.S. dollars. TIMET's average selling prices in the second quarter of 2003 for mill and melted products (using actual product mix and foreign currency exchange rates prevailing during the respective periods) decreased 3% and 16%, respectively, from the year-ago period. TIMET continues to work on reducing its costs as well as lowering its inventories. The Company's equity in losses of TIMET in the first six months of 2002 includes a $10.6 million first quarter charge ($5.4 million, or $.05 per diluted share, net of income tax benefit and minority interest) related to TIMET's previously-reported impairment for an other than temporary decline in value of certain preferred securities held by TIMET.

         General corporate expenses were higher in the second quarter and first six months of 2003 compared to the same periods of 2002 due primarily to higher environmental expense accruals of NL (principally related to one formerly-owned site for which the remediation process is expected to occur over the next several years) and higher legal expenses of NL. The legal settlement gains in both 2002 and 2003 (which aggregated $1.2 million, or $.01 per diluted share, net of income taxes and minority interest, in the first six months of 2002) related to legal settlements with certain of NL's former insurance carriers. The foreign currency transaction gain in the second quarter of 2002 ($4.7 million, or $.04 per diluted share, net of income taxes and minority interest) related to the extinguishment of certain intercompany indebtedness of NL. The gain on the disposal of fixed assets in the second quarter of 2002 related to the sale of certain real estate, and securities transactions gains in both periods (which aggregated $1.2 million, or $.01 per diluted share, net of income taxes, in the first six months of 2002) related to the disposal of certain marketable securities.

         The Company recognized a $24.6 million income tax benefit in the second quarter of 2003 ($20.8 million, or $.17 per diluted share, net of minority interest) related to NL's previously-reported favorable German court ruling concerning NL's claim for refund suit. Based on amended German tax returns filed by NL in the second quarter of 2003, the German tax authorities refunded to NL the equivalent of approximately $24.6 million in early July. NL currently expects to receive the equivalent of approximately $15 million of additional German income tax refunds over the next six to nine months, a portion of which may result in an additional income tax benefit.

         The  cumulative  effect of the change in  accounting  principle  in the first six months of 2003 relates to the Company's adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003. Such change in accounting relates principally to accounting for closure and post-closure obligations at the Company's waste management operations.

         The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to;

o        Future supply and demand for the Company's products,

o The extent of the dependence of certain of the Company's businesses on certain market sectors,

o        The cyclicality of certain of the Company's businesses,

o The impact of certain long-term contracts on certain of the Company's businesses,

o        Customer inventory levels,

o        Changes in raw material and other operating costs,

o        The possibility of labor disruptions,

o        General global economic and political conditions,

o        Competitive products and substitute products,

o        Customer and competitor strategies,

o        The impact of pricing and production decisions,

o        Competitive technology positions,

o        The introduction of trade barriers,

o        Fluctuations in currency exchange rates,

o        Operating interruptions,

o        Recoveries from insurance claims and the timing thereof,

o        Potential difficulties in integrating completed acquisitions,

o        The ability of the Company to renew or refinance credit facilities,

o        Uncertainties associated with new product development,

o The ultimate outcome of income tax audits, tax settlement initiatives or other tax controversies,

o        Environmental matters,

o        Government laws and regulations and possible changes therein, and

o The ultimate resolution of pending litigation and possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

         In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America ("GAAP"), the Company has disclosed certain non-GAAP information which the Company believes may provide useful information to investors:

o The Company discloses percentage changes in NL's average TiO2 selling prices in billing currencies, which excludes the effects of foreign currency translation. The Company discloses percentage changes in TIMET's average mill and melted product selling prices excluding the effects of changes in product mix. In addition, TIMET also discloses percentage changes in its average mill product selling prices in billing currencies, as further adjusted to exclude the effects of changes in product mix. In each case, such percentage changes are disclosed to facilitate period-to-period comparisons. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the percentage change in average selling prices in billing currencies will be higher or lower, respectively, than such percentage changes would be using actual exchange rates prevailing during the respective periods. Depending on the composition of changes in product mix, the percentage change in average selling prices excluding the effect of changes in product mix can be higher, or lower, than such percentage change would be using the actual product mix prevailing during the respective periods.

         Valhi, Inc. is engaged in the titanium dioxide pigments, component products (ergonomic computer support systems, precision ball bearing slides and security products), titanium metals products and waste management industries.


                                    * * * * *

                          VALHI, INC. AND SUBSIDIARIES

                              STATEMENTS OF INCOME

                                   (Unaudited)

                    (In millions, except earnings per share)

                                                                              Three months ended              Six months ended
                                                                                   June 30,                       June 30,
                                                                              ------------------              ------------
                                                                            2002            2003            2002           2003
                                                                            ----            ----            ----           ----

Net sales
  Chemicals                                                                $226.9         $266.6            $429.3         $519.6
  Component products                                                         51.1           49.7              99.6          100.7
  Waste management                                                            1.1            1.1               3.9            2.5
                                                                           ------         ------            ------         ------

                                                                           $279.1         $317.4            $532.8         $622.8
                                                                           ======         ======            ======         ======

Operating income
  Chemicals                                                                $ 21.7         $ 31.7            $ 41.0         $ 62.4
  Component products                                                          2.2             .9               4.3            2.2
  Waste management                                                           (2.1)          (3.6)             (4.1)          (5.6)
                                                                           ------         ------            ------         ------

    Total operating income                                                   21.8           29.0              41.2           59.0

Equity in:
  TIMET                                                                      (2.7)          (1.1)            (14.5)          (3.9)
  Other                                                                       -              (.2)               .3             .5

General corporate items, net
  Interest and dividend income                                                8.4            8.0              16.9           16.3
  Securities transaction gains, net                                           -               .2               1.9             .5
  Legal settlement gains, net                                                  .5             .7               2.4             .7
  Foreign currency transaction gain                                           6.3            -                 6.3            -
  Gain on disposal of fixed assets                                            1.6            -                 1.6            -
  Expenses, net                                                              (9.0)         (24.8)            (20.5)         (41.9)
Interest expense                                                            (16.0)         (14.7)            (30.4)         (29.1)
                                                                           ------         ------            ------         ------

    Income (loss) before income taxes                                        10.9           (2.9)              5.2            2.1

Provision for income taxes (benefit)                                          1.6          (25.4)               .4          (23.4)

Minority interest in after-tax earnings                                       2.9            4.7               2.1            6.1
                                                                           ------         ------            ------         ------

    Income before cumulative effect of
     change in accounting principle                                           6.4           17.8               2.7           19.4

Cumulative effect of change in accounting
 principle                                                                    -              -                 -               .6
                                                                           ------         ------            ------         ------

    Net income                                                             $  6.4         $ 17.8            $  2.7         $ 20.0
                                                                           ======         ======            ======         ======

Basic and diluted earnings per share:
  Income before cumulative effect of
   change in accounting principle                                          $  .05         $  .15            $  .02         $  .16
  Cumulative effect of change in
   accounting principle                                                       -              -                 -              .01
                                                                           ------         ------            ------         ------

    Net income                                                             $  .05         $  .15            $  .02         $  .17
                                                                           ======         ======            ======         ======

Shares used in calculation of per share amounts
  Basic earnings                                                            115.3          120.2             115.3          119.2
                                                                           ======         ======            ======         ======

  Diluted earnings                                                          115.6          120.3             115.8          119.4
                                                                           ======         ======            ======         ======